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Exhibit 10.12
                    RETIREMENT AGREEMENT AND GENERAL RELEASE

1. This Retirement Agreement and General Release ("Agreement") is entered into by and between Sybase, Inc., a Delaware corporation with its principal headquarters in Emeryville, California, on behalf of itself and each of its subsidiaries ("Sybase" or the "Company"), and Mitchell Kertzman ("Employee") for the purpose of amicably concluding their employment relationship. By entering into this Agreement neither party admits any deficiency, wrongdoing or liability, expressly or by implication.

2. Employee and Sybase hereby agree as follows:

(a) Employee's last regular working day at Sybase will be November 13, 1998 (the "Termination Date"). Employee hereby resigns as Chairman of the Board, Director and all other offices with Sybase and its subsidiaries as of November 2, 1998. Through the Termination Date, Employee will continue to be actively employed by Sybase, and will be expected to be available during normal working hours and as otherwise reasonably necessary to assist the Company in the transition of his current work responsibilities to one or more successors. Employee further agrees that that certain Statement of Employment Terms, as amended, entered into between Sybase and Employee is hereby terminated. Except as expressly set forth below, all payments and benefits which Employee is or would be entitled to receive under this Agreement (other than amounts then accrued and owing) shall cease as of the Termination Date, subject to COBRA conversion rights.

(b) Employee shall receive on the Termination Date a final paycheck which will include payment for Employee's current base salary for the period November 1, 1998 through the Termination Date, payment for all of Employee's unused vacation accrued through the Termination Date, and a refund of any unused Employee Stock Purchase Plan (ESPP) contributions, if any.

(c) Subject to the terms and conditions contained herein, Employee shall receive additional payments as follows:

     (i) Within seven days of the date of this Agreement, Employee shall be entitled to receive a lump sum payment equal to $91,666.67.

     (ii) On January 2, 1999, Employee shall be entitled to receive a lump sum payment equal to $183,333.33.

     (iii) On December 31, 1999, Employee shall be entitled to receive a lump sum payment equal to $91,666.67.


(d) Subject to the terms of this Agreement and notwithstanding employee's termination of employment and the terms of the Employee's currently outstanding stock options ("Outstanding Options"): (i) vesting of shares under the Outstanding Options shall be immediately accelerated with respect to that number of shares that would have vested between the Termination Date and December 31, 1998 had the Employee continued as an employee through December 31, 1998 and there shall be no vesting after the

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Termination Date (thus, the total number of shares vested on the Termination
Date will be equal to the number of shares that would have vested through December 31, 1998 if Employee's employment would not have terminated), and (ii) the Outstanding Options shall remain exercisable (to the extent vested in accordance with the preceding clause) until December 31, 1999. The exercise restriction applicable to options repriced pursuant to the June 24, 1998 repricing program shall cease to be applicable on January 1, 1999.

(e) Unless otherwise indicated, all required and authorized payroll deductions shall be withheld from all amounts to be paid to Employee under this Agreement. No unearned bonuses or other incentive compensation will be due Employee. All unreimbursed travel and business expenses to which Employee is entitled to reimbursement as of the Termination Date will be promptly paid to Employee after submission of expense reports in accordance with standard Sybase policy.

(f) Sybase hereby transfers to Employee all of its right, title and interest in and to the three (3) desktop computers and one laptop computers (collectively, "Computer Equipment"), one (1) palm pilot, and one (1) cellular phone, all of which were originally issued to Employee for Sybase business use, and which Employee represents are currently in his possession. Such Computer Equipment is transferred to Employee "as is, with all faults", and no express or implied warranties of any kind (including any warranties of merchantability or fitness for a particular purpose) are made with respect to such Computer Equipment. Sybase has been providing communication lines to Employee's homes and shall continue to provide them through December 31, 1998. Except as provided in the preceding sentence, Employee shall be solely responsible for the repair and maintenance and all other expenses associated with such items, as well as for payment of any and all subscription or service charges incurred by Employee in the use of such items. Sybase shall have the right to download all Company information stored on the Computer Equipment. Employee hereby agrees to make the Computer Equipment available to Sybase's Corporate Information Systems department for such purpose upon request, and agrees not to delete or copy any such information from the Computer Equipment prior to that time. Employee agrees and acknowledges that all such Company information stored on the Computer Equipment is Confidential Information subject to the Employee Nondisclosure and Assignment of Inventions Agreement previously executed by Employee, a copy of which is attached hereto as Exhibit A ("Nondisclosure Agreement").

(g) Through December 31, 1998, Sybase shall maintain for Employee's use employee's email account and voice mailbox. Employee shall direct all Sybase business matters received in his email and voicemail to appropriate Sybase employees. Employee agrees that use of such voicemail and email (as well as any other Sybase computer systems) is subject to the Nondisclosure Agreement. If requested, Employee agrees to create a voicemail greeting acceptable to Sybase regarding business matters.

3. Except as may be expressly provided in Section 2 above, Employee will be entitled to participate through the Termination Date in all employee benefit programs and policies generally available to Sybase employees and in which Employee is eligible to


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participate, including stock option vesting, health insurance, and participation in the Employee Stock Purchase Plan and Sybase's 401(k) plan (if applicable), subject to Employee's continued regular designated payroll deductions for such items. Employee may elect optional health insurance continuation under COBRA following the Termination Date, as well as optional continuation of certain other insurance benefits, all at Employee's expense. Procedures for electing to continue such benefits will be provided to Employee under separate cover by the Human Resources Department.

4. Employee acknowledges that such payments and benefits exceed any amount to which Employee would be entitled under Sybase's other policies, procedures and benefit programs. In consideration for entering into this Agreement and for the payments described herein, Employee personally and for Employee's heirs, legal representatives, estates and successors in interest hereby releases and forever discharges Sybase and its officers, directors, employees, affiliates, successors and assigns (collectively, "Released Parties") from any and all claims, demands, obligations and causes of action of any and every kind, known or unknown, which Employee may have as of the date and time of signing this Agreement, which arise out of Employee's employment by Sybase or the termination of that employment, including without limitation all wrongful discharge actions; all actions arising under the Americans with Disabilities Act, Age Discrimination in Employment Act (if applicable), Title VII of the Civil Rights Act of 1991, California Fair Employment and Housing Act, or any other federal or state statute which may be held applicable; all actions for breach of contract or the covenant of good faith and fair dealing; all tort claims; and any and all claims for compensation, wages, bonuses, severance pay, commissions, vacation pay, or reimbursement for expenses, attorneys' fees and costs, except for claims for workers' compensation insurance benefits. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a waiver or release by Employee of his right to enforce the provisions of this Agreement.

THIS MEANS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE WILL HAVE WAIVED ANY RIGHT TO BRING A LAWSUIT AGAINST ANY OF THE RELEASED PARTIES BASED ON ANY ACTIONS TAKEN BY ANY OF THEM UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT AND THAT EMPLOYEE WILL HAVE RELEASED EACH OF THE RELEASED PARTIES FROM ANY AND ALL CLAIMS OF ANY NATURE RELATING TO EMPLOYEE'S EMPLOYMENT, ARISING UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT.

5. Section 1542 of the California Civil Code may apply to this Agreement.
Section 1542 provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Having been apprised of Section 1542, Employee voluntarily elects to waive the rights described therein, and elects to assume all risks for claims that now exist in Employee's favor, known or unknown, arising from the subject matter of this Agreement up to the date and time of signing of this Agreement.

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6. At no time after the execution of this Agreement will Employee file or maintain, or cause or knowingly permit the filing or maintenance in any state or federal court, or before any local, state or federal administrative agency, or any tribunal, any charge, claim or action of any kind, nature or character arising out of the matters released in Section 4 above, except for an action to enforce the provisions of this Agreement. Employee also agrees not to initiate, assist, support, join, participate in, encourage, or actively cooperate in the pursuit of any employment-related legal claims against Sybase or its employees or agents, whether the claims are brought on Employee's own behalf or on behalf of any other person or entity. Nothing in this Section 6 will preclude Employee from testifying truthfully in any legal proceeding pursuant to subpoena or other legal process.

7. Employee understands and acknowledges Employee's continuing obligations toward Sybase under the Employee Nondisclosure and Assignment of Inventions Agreement (or any similar predecessor agreement) previously executed by Employee, a copy of which is attached hereto as Exhibit A ("Nondisclosure Agreement"). Employee further agrees that any and all information obtained by or disclosed to Employee at any time during Employee's employment with Sybase which is not generally known outside of Sybase on an unrestricted basis, including but not limited to information concerning Sybase's customers, prospects, discounts, unreleased products, methods of operation, processes, practices, programs and procedures, are confidential and proprietary to Sybase and subject to protection under the Nondisclosure Agreement and under applicable law. Further, Employee agrees, to the extent Employee has not already so agreed in the Nondisclosure Agreement, that for the period through December 31, 1999, Employee will not directly or indirectly, either for Employee or for any other person or business entity: (a) solicit or encourage any employee of the Company (whether through recruiting, interviewing or any other means) to either: (i) terminate his employment with the Company, or (ii) accept employment with any subsequent employer with whom Employee is affiliated or associated in any way; (b) divert or take away (or attempt to divert or take away) any of the Company's customers or clients to Oracle Corporation or any other third party, except that this provision shall not prohibit Employee from attempting to sell or license Network Computer, Inc. ("NCI") products or services (but excluding any Oracle products);
(c) become an officer or director of Oracle Corporation or Informix Corporation (nothing in the foregoing shall preclude Employee from becoming an officer and director of NCI); and (d) disparage the Company, its products or its employees. During the period through December 31, 1999, Employee also agrees to reasonably cooperate with and assist Sybase in matters relating to, or arising in connection with, (i) any pending or threatened litigation involving Sybase, including securities litigation and (ii) upon the reasonable requests of Sybase, discussions and telephonic calls with customers, analysts and press regarding his transition from Sybase. EMPLOYEE EXPRESSLY ACKNOWLEDGES THAT THE COMPANY IS PREPARED TO VIGOROUSLY ENFORCE THESE PROMISES, AND THAT VIOLATION OF THIS PROVISION COULD RESULT IN THE ASSESSMENT OF DAMAGES AND OTHER LEGAL REMEDIES AGAINST EMPLOYEE AND ANY OF EMPLOYEE'S SUBSEQUENT EMPLOYERS. ANY MATERIAL BREACH BY EMPLOYEE OF THIS AGREEMENT SHALL RESULT IN THE IMMEDIATE RELEASE OF THE COMPANY FROM ANY OBLIGATIONS IT MAY HAVE TO PROVIDE PAYMENTS OR BENEFITS UNDER THIS AGREEMENT (EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW), INCLUDING BUT NOT LIMITED TO, THE

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CONTINUATION OF OPTION VESTING AND EXERCISABILITY BEYOND THE PERIODS ORIGINALLY
SPECIFIED IN THE OPTIONS.

8. In the event Employee fails to return Company property in accordance with the terms of the Nondisclosure Agreement, the Company shall have the right to offset against payments or benefits owing to Employee hereunder the replacement value of any and all such unreturned property.

9. As further mutual consideration for this Agreement, the parties agree that each party shall bear the cost of, and shall be responsible for, its own attorneys' and accountants' fees and costs, if any, in connection with the negotiation and execution of this Agreement.

10. Employee further agrees that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed, discussed with or revealed to any other persons, whether within or outside Sybase, except professional advisors with whom Employee may consult regarding this Agreement and the Employee's spouse, if any, unless disclosure is compelled by subpoena or other legal process. ANY BREACH BY EMPLOYEE OF THIS PROVISION SHALL IMMEDIATELY RELEASE THE COMPANY FROM ANY OBLIGATIONS IT MAY HAVE TO PROVIDE FURTHER PAYMENTS OR BENEFITS UNDER THIS AGREEMENT, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

11. If any prospective employer of Employee makes a request to Sybase for a reference concerning Employee, Sybase will respond to the request by providing only the dates of Employee's employment and the position(s) held.

12. This Agreement shall be governed by and construed in accordance with California law.

13. The parties agree that any dispute of any kind whatsoever arising from the subject matter of this Agreement, including claims regarding this Agreement (other than claims for workers' compensation benefits and claims relating to matters otherwise covered by the Severance Pay Plan), shall be resolved under the following procedures:

A. The party claiming to be aggrieved shall furnish to the other party, within fifteen (15) days of the disputed action, a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed. Employee is required to furnish the written statement of grievance to Sybase's Vice President and General Counsel, 6425 Christie Ave., Emeryville, California 94608.

B. If the grievance is denied, the parties agree that the dispute shall be resolved by final and binding arbitration. A single arbitrator shall be mutually selected by the parties. If no agreement on the selection is reached within fifteen (15) days, then a neutral arbitrator shall be selected under the Expedited Labor Arbitration Rules of the American Arbitration Association, except that the arbitrator shall be selected by alternately striking names from the panel of five (5) neutral labor or employment arbitrators designated by the American Arbitration Association. The arbitrator shall have the authority to grant the requested relief if authorized by law; provided, however,

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that nothing herein shall limit the right of Sybase to obtain injunctive relief to prevent a violation of the Nondisclosure Agreement.

C. Arbitration shall be the exclusive and final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above.

14. This Agreement constitutes the entire understanding of the parties and cancels and supersedes any prior or contemporaneous written or oral agreements or understandings between them with respect to the subject matter hereof. Employee warrants that he: (a) has read and fully understands this Agreement;
(b) has had the opportunity to consult with legal counsel of his own choosing and have the terms of this Agreement fully explained; (iii) is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and (iv) is executing this Agreement voluntarily, free of any duress or coercion.

15. "Employee hereby acknowledges that the terms and conditions contained in this Agreement were offered as of November 2, 1998, and that Employee has up to twenty-one (21) days from that date (i.e., through November 23, 1998) in which to accept such terms and conditions in writing. If Employee does not accept such terms and conditions by such date, then this offer shall expire at that time. Employee is advised to consult an attorney about this Agreement. To effectively accept this Agreement, Employee must date, sign and return two originals of this Agreement to Sybase's Vice President and General Counsel ("General Counsel"), 6425 Christie Avenue, Emeryville, California 94608. Following the date of such acceptance, Employee shall have seven (7) days in which to revoke such acceptance. To revoke, Employee must send to the General Counsel a written statement of revocation. If Employee does not revoke, the eighth (8th) day after Employee's acceptance shall be the "effective date" of this Agreement. EMPLOYEE SHALL NOT BE ENTITLED TO ANY BENEFITS UNDER THIS AGREEMENT UNLESS AND UNTIL THE AGREEMENT REVOCATION PERIOD HAS EXPIRED."

Dated: November 5, 1998                 SYBASE, INC.

                                        By  /s/ MITCHELL L. GAYNOR
                                            ------------------------------------
                                        Its  Vice President and General Counsel


I understand that this document is of serious legal consequence and that I should consult with someone whose opinion I trust before signing it. By my signature, I agree to the terms set forth above.

Dated: November 17, 1998                            /s/ MITCHELL E. KERTZMAN
                                                    --------------------------
                                                    Mitchell E. Kertzman
Exhibit A - Nondisclosure Agreement

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